Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CBOT Holdings, Inc. 2005 Long-Term Incentive Plan of our reports dated February 16, 2007, with respect to the consolidated financial statements and schedule of Chicago Mercantile Exchange Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Chicago Mercantile Exchange Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chicago Mercantile Exchange Holdings Inc., filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Chicago, Illinois

July 12, 2007